SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) June 23, 1999

                     Spectrum Information Technologies, Inc.
             (Exact name of registrant as specified in its charter)

                           Delaware 0-15596 75-1940923
              (State or other jurisdiction (Commission IRS Employer
       of incorporation or organization) File Number) Identification No.)

                     P.O. Box 1006, New York, NY 10268-1006
                    (Address of principal executive offices)

Registrant's telephone number, including area code (914) 251-1800


          (Former name or former address, if changed since last report)





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Item 2 - Acquisition or Disposition of Assets

         (a)      Description of Transaction

     On June 23, 1999, Spectrum Information Technologies, Inc., doing business as Siti-Sites.com ("Spectrum" or the "Company"), consummated its acquisition of Tropia, Inc. ("tropia"), which operates an MP3 music site that promotes and distributes the music of independent artists through its website located at www.tropia.com. The acquisition was accomplished by merging SITI-II, Inc., a wholly-owned subsidiary of the Company ("SITI-II"), with and into tropia pursuant to a Merger and Business Development Agreement (the "Agreement") dated as of June 23, 1999, a copy of which is attached as Exhibit 10.1 hereto, among the Company, SITI-II, tropia, Red Hat Productions, Inc. ("Red Hat"), and Ari Blank ("A. Blank") and Arjun Nayyar ("Nayyar"), and a Certificate of Merger, a copy of which is attached as Exhibit 3.1 hereto, which was filed with the Delaware Secretary of State on June 24, 1999.

     Tropia is geared towards the college market. Currently, the tropia catalogue includes over 60 artists and several independent record labels, with new ones being added rapidly as they are evaluated by the tropia staff (in order to create the most entertaining experience for users, tropia does not accept all submissions).

     The tropia website, which went online in May 1999, uses the Internet and data compression technologies, such as the MP3 (MPEG1, Layer 3) format, to create a compelling experience for consumers to conveniently access an expanding music catalogue, and a valuable distribution and promotional platform for independent music artists. Consumers are able to search the website by artist, by song title and by genre, and can sample and download complete songs free of charge in MP3 format. The website also embodies a 24 hour RealAudio radio station with multiple free radio streams, classified by genre, to enable consumers to sample music. CDs and other merchandise (such as posters, t-shirts, hats and stickers) of featured artists are also being offered through the website.

     Tropia was acquired for an aggregate of 316,850 shares of the Company's common stock, half of which were delivered at closing, and half of which are in escrow to be delivered after one year, if certain goals are achieved. The Company has agreed to provide $100,000 of capital to tropia initially (which will be provided out of funds on hand) and approximately $800,000 of additional capital during the next twelve months. Tropia was partially owned (55%) by Red Hat, an award-winning independent film production company which is owned by Barclay Powers ("B. Powers"), a large shareholder of the Company, and Jonathan Blank ("J. Blank" and, together with A. Blank and Nayyar, the "Individuals"), the Chief Executive Officer of tropia. Lawrence M. Powers ("L. Powers"), the Chairman/CEO and a large shareholder of the Company, has been a financial participant and one-third owner of Red Hat Productions, Inc. since 1997. Tropia was also owned (45%) by A. Blank and Nayyar, the designers of the website who are now employees of tropia.

     The fully functioning website, and related business arrangements with artists and marketing agents, has been under development since February 1999 and was valued at 500,000 shares of the Company's common stock. However, L. Powers and B. Powers (his son) have waived their rights to participate in the proceeds otherwise receivable by Red Hat from the acquisition. As a result of this waiver, the proceeds paid to Red Hat were reduced proportionately and all such shares were distributed by Red Hat solely to J. Blank. The Company will reserve 183,150 shares of its common stock (which equals the number of additional shares that would otherwise have been issued but for the waiver) for issuance in the future (in the form of stock and/or options to acquire stock) for existing and new management personnel of tropia.

     The Agreement provides that if after one year the second half of the shares of the Company's stock are not delivered to J. Blank, A. Blank and Nayyar because goals were not achieved, and the Company decides to discontinue tropia's business, the Company will return all of the stock of tropia to the Individuals in return for the unused portion of all cash advances or contributions made by the Company to tropia. The Agreement also provides that the Individuals will have the right, under certain circumstances, to share in the net proceeds from the exploitation by tropia outside its normal course business (such as by sale or license to third parties) of rights in their inventions developed for tropia, and that they will be granted customary "piggy-back" registration rights.


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     The  description  of the  Agreement in this  Current  Report on Form 8-K is qualified in its entirety by reference to the attached copy of the Agreement. This Current Report on Form 8-K contains statements that are "forward looking", including those concerning tropia's business direction. There can be no assurance that management can implement successfully their Internet marketing strategy, and there are many risks, including the ability to attract artists and managerial/technical staff, future capital needs for promotion and expansion of the tropia business, and competition with other web site developers in the same segment of the Internet music market.

Item 7 - Financial Statements, Pro Forma Financial Information and Exhibits.

     (a)  Financial Statements of Business Acquired.

          In accordance with paragraph (4) of Item 7, not later than September 7, 1999, the Registrant will file financial statements in accordance with Item 7 on an amendment to this Current Report on Form 8-K.

     (c)  Exhibits.



     Exhibit No.    Description

     3.1            Form of Certificate  of Merger of SITI-II,  Inc. and Tropia,
                    Inc.

     10.1 Merger and Business Development Agreement dated June 23, 1999, by and among Spectrum Information Technologies, Inc., SITI-II, Inc., Tropia, Inc., Red Hat Productions, Inc., Ari Blank and Arjun Nayyar

     99.1           Press release dated June 24, 1999

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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Dated:   June 30, 1999


                                    SPECTRUM INFORMATION TECHNOLOGIES, INC.

                                    By  /s/ Lawrence M. Powers
                                    Lawrence M. Powers
                                    President, Chief Executive Officer and
                                    Chairman of the Board of Directors